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                                                                   EXHIBIT 4.9
                             STOCK OPTION AGREEMENT


                  AGREEMENT, made as of March 15, 1996 between INDIVIDUAL INVESTOR GROUP, INC., a Delaware corporation (the "Company"), and Jay Burzon ("Burzon").

                  WHEREAS,   the  Company  and  Burzon  have   entered  into  an
Employment Agreement of even date herewith pursuant to which Burzon will be employed by the Company ("Employment Agreement"); and

                  WHEREAS, the Employment Agreement provides that the Company will grant to Burzon an option to purchase an aggregate of 100,000 of the authorized but unissued shares of the Common Stock of the Company, $.01 par value (the "Common Stock"), on the terms and conditions set forth in this Agreement; and

                  WHEREAS, Burzon desires to acquire said option on the terms and conditions set forth in this Agreement;

                  IT IS AGREED:

                  1. The Company hereby grants to Burzon the right and option (the "Option") to purchase all or any part of an aggregate of 100,000 shares of the Common Stock on the terms and conditions set forth herein (the "Option Shares"). The Option is a non-qualified stock option not intended to qualify under any section of the Internal Revenue Code of 1986, as amended.


                  2. The Option shall be exercisable as to 33,333 Option Shares on and after March 15, in each of 1997 and 1998 and as to 33,334 Option Shares on and after March 15, 1999. The Option Shares may be purchased at an exercise price of $6.00 per share. After a portion of the Option becomes exercisable, it shall remain exercisable, except as otherwise provided herein, until the close of business on March 15, 2006 (the "Exercise Period").

                  3. (a) If Burzon's employment is terminated by the Company for cause (as defined in Section 9(a) of the Employment Agreement), the Option, whether or not exercisable, shall immediately expire. In addition, the Company also may require Burzon to return to the Company the economic value of any Option Shares purchased under this Agreement by Burzon within the six month period prior to the date of termination. In such event, Burzon shall remit to the Company in cash the amount equal to the difference between the Fair Market Value (as defined in Section 14 of this Agreement) of the Option Shares on the date of termination (or the sales price of the Option Shares sold during the six-month period) and the Exercise Price of the Option Shares.

                           (b)      If Burzon's  employment is terminated by the
Company without cause (as defined in Section 9(a) of the Employment Agreement), the portion of the Option, if any, that was exercisable as of the date of termination of employment may be exercised for a period of six months from the termination of employment or until the expiration of the Exercise Period, whichever is shorter. The portion of the Option, if any, that was not exercisable as of the date of termination of employment shall immediately terminate upon the termination of employment.

                           (c)      If  Burzon's  employment  by the  Company
terminates by reason of Burzon's disability, the portion, if any, of th Option that was exercisable as of the date of termination of employment may thereafter be exercised by Burzon or his guardian or legal representative for a period of one year from the date of termination of employment or until the expiration of the Exercise Period, whichever period is shorter. The portion of the Option, if any, that was not exercisable as of the date of termination of employment shall immediately terminate upon the termination of employment.

                           (d)      Upon Burzon's  death,  the portion,  if any,
of the Option that was exercisable as of the date of death may thereafter be exercised by Burzon's legal representative or legatee under the will of Burzon for a period of one year from the date of death or until the expiration of the Exercise Period, whichever period is shorter. The portion of the Option, if any, that was not exercisable as of the date of death shall immediately terminate upon Burzon's death.

                  4. If a court of competent jurisdiction shall determine that Burzon has breached his obligations under Section 5 of the Employment Agreement subsequent to his employment by the Company, the Company may require Burzon to return to the Company the economic value of any Option Shares purchased under this Agreement by Burzon within the six month period prior to the date of termination. In such event, Burzon shall remit to the Company in cash the amount equal to the difference between the Fair Market Value (as defined in Section 14 of this Agreement) of the Option Shares on the date of termination (or the sales

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price of the Option  Shares sold during the  six-month  period) and the Exercise
Price of the Option Shares.

                  5. The Option shall not be assignable or transferable except, in the event of the death of Burzon, by will or by the laws of descent and distribution. No transfer of the Option by Burzon by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and such other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option.

                  6. Burzon shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued after the due exercise of the Option.

                  7. The Option shall be exercised in whole or in part by written notice in substantially the form attached hereto as Exhibit A directed to the Company at its principal place of business accompanied by full payment as hereinafter provided of the exercise price for the number of Option Shares specified in the notice. The Company shall deliver a certificate for the Option Shares to Burzon as soon as practicable after payment therefor. Burzon shall make cash payments by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; the Company shall not be required to deliver certificates for Option Shares until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof. Burzon may in his sole discretion, use Common Stock of the Company owned by him to pay the purchase price for the Option Shares by delivery of stock certificates in negotiable form which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Shares of Common Stock used for this purpose shall be valued at the Fair Market Value (as defined in Section 14 below).

                  8. Not later than the date as of which an amount first becomes includible in the gross income of Burzon for Federal income tax purposes with respect to the Option, Burzon shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. The obligations of the Company under this Agreement shall be conditional upon such payment or arrangements with the Company and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Burzon from the Company. Any required withholding tax may be paid in cash or with Common Stock in accordance with the preceding Sections.

                  9. In the event of a reorganization, recapitalization, reclassification, stock split or exchange, stock dividend, combination of shares, or any other similar change in the Common Stock of the Company, equitable proportionate adjustments shall be made by the Company in the number and kind of shares covered by the Option and in the option price thereunder.

                  10. The Company hereby represents and warrants to Burzon that the Option Shares, when issued and delivered by the Company to Burzon in accordance with the terms and conditions hereof, will be duly and validly issued and fully paid and non-assessable.

                  11. Burzon hereby represents and warrants to the Company that Burzon is acquiring the Option and shall acquire the Option Shares for Burzon's own account and not with a view to the distribution thereof.

                  12. Anything in this Agreement to the contrary notwithstanding, Burzon hereby agrees that Burzon shall not sell, transfer by any means or otherwise dispose of the Option Shares acquired by Burzon without registration under the Securities Act of 1933 (the "Act"), or in the event that they are not so registered, unless (a) an exemption from the Act is available thereunder, and (b) Burzon has furnished the Company with notice of such proposed transfer and the Company's legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt.

                  13.      Burzon hereby acknowledges that:

                           (a) All reports and  documents  required to be filed
by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 within the last 12 months have been made available to Burzon for inspection.

                           (b) If  Burzon  exercises  the  Option,  Burzon  must
bear the economic risk of the investment in the Option Shares for an indefinite period of time because the Option Shares will not have been

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registered  under the Act and cannot be sold by Burzon  unless they are registered  under the Act or an exemption  therefrom is available.

                           (c) In Burzon's  position with the Company,  Burzon
has had both the opportunity to ask questions of and receive answers from the officers of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to subparagraph (a) above.

                           (d) The Company  shall place stop  transfer  orders
with its transfer agent against the transfer of the Option Shares in the absence of registration under the Act or an exemption therefrom.

                           (e)  The certificates evidencing the Option Shares
shall bear the following legend:

                  "The shares represented by this certificate have been acquired for investment and have not been registered under the
                  Securities  Act  of  1933.  The  shares  may  not be  sold  or transferred in the absence of such registration or an exemption therefrom under said Act."

                           (f)      The Company  agrees to  register  the Option
Shares under the Act on the next Form S-8 filed by the Company, but in any event, not later than May 31, 1997.

                  14. "Fair market value" of the Common Stock means, as of the exercise date: (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, the last sale price of the Common Stock in the principal trading market for the Common Stock on the last trading day preceding such date, as reported by the exchange or Nasdaq, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, but is traded in the over-the-counter market, the closing bid price of the Common Stock on the last trading day preceding such date for which such quotations are reported by the National Quotation Bureau, Incorporated or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or
(ii) above, such price as the Company shall determine, in good faith.

                  15. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall either be delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below, or to such other address as either shall have specified by notice in the writing to the other, and shall be deemed duly given hereunder when so delivered or three days after being mailed, as the case may be.

                  16. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

                  17. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof.

                  18. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

                  19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

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INDIVIDUAL INVESTOR GROUP, INC.     Address: 1633 Broadway, 38th Floor
                                             New York, NY  10019

By:  /s/ Jonathan L. Steinberg
-------------------------------
Jonathan L. Steinberg, Chairman


         /s/ Jay Burzon             Address: 68 Oak Hill Road
-------------------------------              Chappaqua, NY  10514
           JAY BURZON







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